EXHIBIT 99

                                                   DIANE WUYCHECK
                                                         OR
                                                   JILL GEYER
                                                   (412) 553-5911

                                                   JULY 28, 1997




                    EQUITABLE RESOURCES, INC. AGREES TO SELL
                   WESTERN REGION PROPERTIES FOR $174 MILLION


      HOUSTON - Equitable Resources, Inc. (ERI) announced today that its subsidiary, Equitable Resources Energy Company (EREC), has entered into sales agreements with five purchasers covering its oil and natural gas properties in the Western United States and Canada. The properties include proved reserves of 191 billion cubic feet of natural gas equivalent and over 700,000 undeveloped acres as of December 31, 1996.

      The aggregate cash sales price will be approximately $174 million payable at closings which are expected to occur on or before September 30, 1997. EREC retained a production payment interest in the exploration acreage. The sales are subject to buyers' confirmation of title and site inspection of the properties as well as certain other conditions.

      Parties to the sale and the EREC properties they purchased include: Cabot Oil & Gas, Greater Green River Basin, Wyoming; Inland Resources, Uinta Basin, Utah; Big West Oil & Gas Inc., a wholly-owned subsidiary of Flying J Oil & Gas Inc., Powder River Basin, Wyoming and a package of exploration properties; Summit Resources, Williston Basin, Montana and North Dakota; and EBOC Energy Ltd., Western Alberta Canada properties.

      "We are extremely pleased with the sale of these properties," said R. Gerald Bennett, president of ERI's Supply & Logistics business segment. "The cash price achieved was in excess of $0.91 per Mcf of natural gas equivalent for these predominantly Rocky Mountain properties. We believe the price reflects the excellent quality of the properties and their fit with the respective buyers' operations. These transactions are a part of ERI's strategy to focus on and grow our exploration and production operations in our primary geographic areas."


                                    --MORE--

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     The sale of these ERI  properties  was  pursuant  to a  process  previously announced on April 16, 1997. Batchelder & Partners, Inc. and First Energy Capital Corporation (Calgary) represented Equitable in the transactions.

     EREC is the exploration and production unit of ERI's Supply & Logistics business segment. ERI Supply & Logistics explores for, produces and delivers natural gas and oil, with primary operations in the Appalachian Basin and Gulf of Mexico. It is also engaged in the transportation and storage of natural gas, production of natural gas liquids and the bulk trading of natural gas and electricity.

      Equitable Resources is a fully-integrated energy exploration, distribution and marketing company. It offers customized energy (natural gas, natural gas liquids, crude oil and electricity) solutions to wholesale and retail customers with innovative products and services from its three primary business segments--ERI Supply & Logistics, ERI Utilities and ERI Services. ERI has operations and customers throughout the United States.

      Equitable Resources, Inc. is traded under the stock symbol, "EQT."


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